Exhibit 16.1

September 2, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

Former Auditors Agree with Registrant’s Disclosures

We have read Item 4.01 of Form 8-K dated August 28, 2015, of Fluidigm Corporation and are in agreement with the statements contained in paragraphs one through four on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP